Yuval Horn, Keren Kanir*, Roy Ribon, Ohad Mamann, Orly Sternfeld, Paz Abercohen,
Danielle Wassner, Shimrit Roznek, Assaf Unger, Yonatan Levinstein, Uri Dotan, Maya Weiss Donin, Victoria Zilberman, Alon Shafrir, Tal Gazanda, Anat Polyachenko, Shira Brami, Yuval Haddad

* Also admitted in New York

Tel-Aviv, June 27, 2019
Ref: 6066/60

To:

Vascular Biogenics Ltd.
6 Jonathan Netanyahu St.
Or Yehuda, Israel 60376

Ladies and Gentlemen:

Re: Registration Statement on Form S-8

We have acted as Israeli counsel to Vascular Biogenics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) covering up to an aggregate of 1,765,474 ordinary shares of the Company, par value 0.01 NIS per share (“Shares”) under the Company’s 2014 Employee Share Ownership and Option Plan (the “2014 Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the 2014 Plan, the Registration Statement, the Company’s amended and restated Articles of Association (the “Articles”), and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and others and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion.

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s committees, board of directors and shareholders which have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. In addition, we have assumed that the Company will duly approve any further future issuances of options and awards under the 2014 Plan, receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company) and that the associated tax will be paid by or deducted at source.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued and paid for, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Sincerely yours,

Horn & Co. - Law Offices